Exhibit 10.8
Baldwin Jimek AB
Testvagen 16
S-232 37 Arlov, Sweden
Organization # 556263-4724
Tel: +46 40 43 98 00
Fax: +46 40 43 98 10

January 3, 2011

Birger Hansson
Nils Pers vag 5
Akarp S-232 51
Sweden

Dear Birger:

Pursuant to Section 11 of the agreement dated January 12, 2006 between you and Baldwin Jimek AB (the “Company”) which sets forth the terms of your employment as Director of Global Product & Business Development (the “Agreement”), the Agreement is hereby amended, effective immediately, as follows:

1.	Paragraph 1 of the Agreement shall be deleted in its entirety and the following substituted therefore:

DUTIES.  You shall be employed as the Vice President – Product Management and R&D and will report directly to the President and CEO of Baldwin Technology Company, Inc. (“BTI”) and as described in the position description provided to you and attached hereto as Exhibit A, shall be responsible for directing and managing the global Product Management and R&D affairs and property of BTI and all its world-wide operations in Europe, Asia (including Japan) and the Americas (the “Baldwin Global Group”) in an effort to achieve the highest technology and customer priorities world-wide. The Vice President – Product Management and R&D shall also be a member of the Baldwin Leadership Team (BLT).

From time to time, the Company or the President and CEO of BTI may change your duties and responsibilities by adding to them or subtracting from them.

2.      Paragraph 2.B. shall be deleted in its entirety and the following substituted therefor:

Reviews and Adjustments.  The President and CEO of BTI shall review your performance each succeeding year consistent with your annual review date, which is July 1st.  Your base salary for the ensuing twelve (12) month period may be increased, subject to the approval of the Compensation Committee of the Board of Directors and the Board of Directors of BTI, in accordance with your level of performance as well as the market and business conditions of the Baldwin Global Group.

3.	Paragraph 2.C. shall be changed to reflect that you will be eligible to participate in the MICP at a level of 50% of your base compensation.

4.	Paragraph 8.A. shall be corrected to add the word “months” after six (6).

5.	Wherever the words “Director of Global Product & Business Development” appear in the Agreement, your new title of “Vice President – Product Management and R&D” shall be substituted therefor.

6.	Wherever the words “Chairman” appear in the Agreement, the words “President and CEO of BTI” shall be substituted therefor.

All other sections of the Agreement shall remain in full force and effect as originally agreed to.

Baldwin Jimek AB

By: /s/Peter Hultberg_______________________
Peter Hultberg
Managing Director

AGREED TO AND ACCEPTED:

         /s/Birger Hansson______________________
Birger Hansson

Baldwin Technology Company, Inc.

Title: Vice President – Product Management and R&D
Reports to: President & CEO
Location: Arlov, Sweden

Job Summary & Functions:
Reporting to the CEO, responsible for directing and managing the Company’s global Product Management and R&D activities for Baldwin’s world-wide markets in Europe, Asia, Japan and the Americas in a manner consistent with established business objectives.

Essential Duties and Responsibilities:

1)	Together with the CEO, develop the Company’s overall strategic direction of the Company. Work with other Baldwin Leadership Team members to align business plans and strategies.

2)
Develop and implement the Company’s annual operating plan, short & long range sales and market development plans, pricing strategies, and  product portfolio plans in a manner that will enhance and maintain the Company’s overall growth and profit goals.

3)
With market and customer input provided by Sales and Marketing teams, assess industry/customer/market conditions and recommend product portfolio, cost targets, and pricing strategies to grow the business and achieve target returns.

4)
Establish, properly staff, develop and evaluate performance levels of product management and R&D staff to meet present and long-range plans of the group.  Lead in the management of product development, market growth, and brand development.

5)
Direct and coordinate global operational activities through subordinate supervision; establish annual objectives, provide feedback and performance reviews and align compensation targets.  Reasonably frequent travel is required to closely direct global teams.

6)	Develop, implement and maintain the Company’s Product Management and R&D resources to optimize technology development where appropriate returns can be generated and/or market position grown.

7)
Work with customers and other sources to identify key market needs and opportunities.  Assist in the development of new product proposals based on sales, marketing, key account management and operations input.

8)
Maintain liaison with other departments within the company especially with V.P. – Global Operations, V.P. Global Administrative Services, and V.P. – Sales & Marketing.  Devote close attention to cases of an urgent or critical nature and when warranted handle personally.  Contact key/critical suppliers and visit customers and operation locations to promote and develop positive business relations.

9)	Routinely issues reports and conducts presentations for the company’s Board of Directors.

Nonessential Duties and Responsibilities:

Perform other Product Management and R&D and Company duties as required.

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